UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 7, 2010

ECLIPS MEDIA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25097	65-0783722
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

110 Greene Street, Suite 403, New York, New York 10012
(Address of principal executive offices) (zip code)

(212) 851-6425
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information provided under Item 2.01 below, where applicable, is incorporated under this Item 1.01

Item 1.02	Termination of a Material Definitive Agreement.

The information provided under Item 2.01 below, where applicable, is incorporated under this Item 1.02.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On December 7, 2010, we entered into a Spinoff Agreement (the “Agreement”) pursuant to which we agreed to spinoff our wholly-owned subsidiary SD Acquisition Corp. (“SD”) to Brand Interaction Group, LLC, a New Jersey limited liability company (“BIG”) and our former Chief Executive Officer, Eric Simon (“Simon”).  Certain of the Company’s noteholders and investors are also parties to the Agreement.

Under the terms of the Agreement, the Company, BIG and Simon agreed to unwind certain transactions entered during 2010 as more fully described in the Company’s Current Report on Form 8-K dated June 24, 2010, including the cancellation of 30,000,000 shares of the Company’s common stock previously issued to BIG and Simon, in exchange for the transfer to BIG of 100% of the issed and outstanding capital stock of SD, after which transfer SD shall no longer be a subsidiary of the Company.  Under the Agreement BIG is obligated to make certain payments directly to certain of the Company’s noteholders in order to retire, or reduce, on a dollar for dollar basis, amounts due and payable by the Company to such noteholders.

The Agreement terminated the Asset Purchase Agreement entered into between the Company and BIG on June 21, 2010, as well as the Employment Agreement between the Company and Simon executed on the same date and other than the obligation to repay outstanding Noteholder indebtedeness the parties have exchanged releases with respect to the prior agreements.

On December 13, 2010, the Company’s Consulting Agreement (the “Consulting Agreement”) with Colonial Ventures, LLC (the “Consultant”) was amended by cancelling certain unvested shares issued to or on behalf of the Consultant as compensation.  As a result 5,000,000 shares of the Company’s common stock have been returned to authorized but unissued shares.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECLIPS MEDIA TECHNOLOGIES, INC.

Dated: December 13, 2010	By:	/s/Glenn Kesner